UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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HomeStreet, Inc.

(Name of Registrant as Specified In Its Charter)

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Directors of HomeStreet, Inc. (the “Company”) first used the presentation below in a meeting with Institutional Shareholder Services and a meeting with Glass Lewis on May 30, 2019. The slide presentation is also available on the Company's website at https://VoteHMST.com.

HomeStreet

2019 Investor Presentation

May 30, 2019

Nasdaq: HMST


HomeStreet
Bank
4036
HomeStreet Bank

HomeStreet

Important Disclosures

Forward-Looking Statements

This presentation, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements give the Company's current beliefs, expectations and intentions regarding future events. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" and similar expressions (including the negative of these terms). These forward-looking statements involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time of this presentation and the Company does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the SEC. Please refer to the risk factors discussed in the Company's Annual Report on Form 10-K and 10-K/A for the fiscal year ended December 31, 2018 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC's website www.sec.gov), as well as other factors described from time to time in the Company's filings with the SEC. Any forward-looking statement made by the Company in this presentation speaks only as of the date on which it is made.

Basis of Presentation of Financial Data

Unless noted otherwise in this presentation, all reported financial data is being presented as of the year ended December 31, 2018. All financial data should be read in conjunction with our audited consolidated financial statements and the notes thereto.

Non-GAAP Financial Measures

This presentation contains financial measures such as core measures or tangible measures that are not prepared in accordance with U.S. generally accepted accounting principles ("***GAAP***"). Definitions of such non-GAAP financial measures and reconciliations of those measures to their GAAP equivalents may be found in the appendix.

HomeStreet

Important Additional Information

Important Additional Information

The Company has filed a definitive proxy statement on Schedule 14A and accompanying **WHITE** proxy card with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for its 2019 Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY'S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement and accompanying **WHITE** proxy card, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC's website at www.sec.gov or the Company's website at http://ir.homestreet.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Table of Contents

1 Summary

HomeStreet is executing a strategic plan to improve efficiency and profitability – and it is showing results

- ✓ We are successfully transforming HomeStreet into a leading West Coast regional commercial bank
- ✓ Following the discontinuation of our Mortgage Banking Segment as a result of our announced sale of a significant portion of our mortgage origination and servicing operations, we are now focused on corporate-wide efficiency improvements to build on our success with the Commercial & Consumer Bank

Our Board is delivering effective leadership and has responded to shareholders

- ✓ Since the 2018 Annual Meeting, HomeStreet's Board has engaged extensively with shareholders and has translated their feedback into action
- ✓ The Board has taken numerous steps to enhance our governance practices, including the appointment of a new Lead Independent Director, the declassification of the Board and removal of all supermajority voting requirements

HomeStreet's highly-qualified nominees are essential members of the Board

- ✓ Donald R. Voss, as Lead Independent Director, and Mark K. Mason, as Chairman and CEO, bring important perspectives to the Board and serve essential leadership roles

Replacing our key leaders with Roaring Blue Lion's nominees would be highly detrimental

- ✗ In HomeStreet's view Roaring Blue Lion has not engaged constructively with the Company and is once again pursuing a disruptive proxy contest based on false and misleading arguments
- ✗ We believe that electing Roaring Blue Lion's nominees and replacing the key leadership of our company would be highly disruptive to HomeStreet's ability to execute its strategy and continue to build long-term shareholder value


HomeStreet
4036
HomeStreet Bank

2

Business Overview

HomeStreet

Who is HomeStreet?

- HomeStreet is a Seattle-based, diversified commercial bank
- 4th largest bank headquartered in Washington State by 12/31/18 assets
- Growing commercial and consumer bank with concentrations in major metropolitan areas of the West Coast and Hawaii
- 100 bank branches and primary offices(1)
- Founded in 1921, initial public offering in 2012
- Total assets $7.2 billion



Retail deposit branches (63)
Primary stand-alone lending centers (36)
Primary stand-alone insurance office (1)
Seattle Metro
Washington
Oregon
Idaho
Hawaii
Utah
California
Southern California

As of May 21, 2019

(1) The number of offices listed above does not include 19 satellite offices that have a limited number of staff which report to a manager located in a separate primary office. Entered into an agreement on April 4, 2019,to sell up to 50 of our stand-alone home loan centers.

HomeStreet

Commercial & Consumer Bank

Traditional banking services with a full suite of deposit products, including cash management, treasury services and mobile banking

Product Offerings

- **Commercial real estate loans**
- **Commercial & Industrial (C&I) loans**
- **Construction lending**
- **Small Business Administration (SBA) Lending**
- **Non-deposit investment products and insurance**

Commercial & Consumer Banking Revenue Growth


Revenue ($ in Millions)
$250
$200
$150
$100
$50
$0
2012 - 2018 CAGR = 25%
$59
$74
$101
$149
$190
$217
$226
2012
2013
2014
2015
2016
2017
2018

$226 million
2018 Segment Revenue(1)

$5.1 billion
2018 Loans Held for Investment

63
Retail Branches

(1) 2018 total net revenue was $439 million. Total net revenue is net interest income and noninterest income.

Sale of Home Loan Center-Based Mortgage Business

- On April 4, 2019, HomeStreet entered an agreement to sell assets related to its home loan center-based single family mortgage origination business to HomeBridge Financial Services, as well as the sale of a majority of its mortgage servicing rights portfolio
- HomeStreet will retain a smaller mortgage operation integrated with our banking business, with originations sourced through bank locations, online banking services and affinity relationships
- The transaction continues our transformation to a more focused and growing Commercial & Consumer Bank

Revenue by Segment


Commercial & Consumer Bank
Mortgage Bank
2016
35%
65%
2017
43%
57%
2018
49%
51%

Mortgage Banking Reduction

50	Stand-alone, satellite and fulfillment offices
71%	HomeStreet's total mortgage servicing rights portfolio

HomeStreet

3

Strategy & Performance



[HomeStreet]

Our Strategy

Grow and diversify earnings with the long-term goal of becoming a leading West Coast regional bank

Focus on Commercial & Consumer Banking	• Grow and diversify loan portfolio with focus on expanding Commercial and Industrial (C&I) lending • Grow core deposits to improve deposit mix and support asset growth • Improve operating efficiency • Expand product offerings and be a technology fast follower • Grow market share in highly attractive metropolitan markets
Sale of Home Loan Center Based Mortgage Banking Business	• Immediate improvement in regulatory capital ratios • Reduction in earnings volatility and cyclicality • Remaining mortgage business will be smaller, integrated with regional commercial and consumer bank, and reported in continuing operations • Near-term goals: – Complete transactions as announced – Substantially reduce corporate overhead formerly allocated to mortgage banking business
Disciplined Expense Management	• Mitigate cost of growth through operating leverage and disciplined expense control to improve efficiency ratio
Efficient Use of Capital	• Maintain prudent levels of capital above regulatory requirements • Achieve long-term Return on Average Tangible Common Shareholders' Equity (ROTCE) consistent with peers[1] • Return excess capital to shareholders - $75 million share repurchase program underway (representing approximately 10% of outstanding shares at recent prices)

(1) ROTCE is a non-GAAP financial measure.

Significant Progress in HMST's Transformation

	12/31/12	12/31/18	CAGR
Total Assets	$2.6B	$7.0B	18%
Loans Held for Investment	$1.3B	$5.1B	26%
Deposits	$2.0B	$5.1B	17%
Retail Branches	22	63	-

Average Annual Return on Average Equity 2012 – 2018


18%
16%
14%
12%
10%
8%
6%
4%
2%
0%
15%
14%
13%
12%
11%
9%
9%
9%
9%
8%
8%
8%
8%
6%
6%
Median ROAE: 8.8%
CARO
FBK
HMST
LION
TCBI
HTH
ABCB
MSBI
FBC
MBFI
TOWN
UBSI
WTFC
UMPQ
BHLB
Banks with Mortgage Banking Operations

Note: Banks with Mortgage Banking Operations include companies with more than 10% mortgage revenue to revenue or defined as a mortgage bank by KBW Research in the report titled, "1Q18 Preview: Universals, Large Regional, and SMID-Cap" published on April 5, 2018. Excludes banks with less than $3 billion in assets.
Sources: SNL Financial.

Consistent Asset Growth

Compound annual growth rate of 19% & compound organic growth rate of 14%

Total Assets

$ Millions



Bank & Branch M&A
Organic Growth
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
1Q13 2Q13 3Q13 4Q13 1Q14 2Q14 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 2Q18 3Q18 4Q18 1Q19
November 2013: Fortune ($142M) Yakima ($125M)
December 2013 2 Branches ($32M)
March 2015: Simplicity ($879M)
December 2015: 1 Branch ($26M)
February 2016: OCCB ($200M)
August 2016: The Bank of Oswego ($42M)
November 2016: 2 Branches ($105M)
September 2017: 1 Branch ($22M)
March 2019: 1 Branch ($117M)

Consistent Deposit Growth

Compound annual growth rate of 19% & compound organic growth rate of 13%

Total Deposits



$ Millions
De Novo Branch Openings
$6,000
$5,500
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
Capitol Hill
Everett
Ballard
Greenlake
Madison PK
Phinney Ridge
University
Issaquah
Kaimuki
Mission Gorge
Kearny Mesa
Riverside
Point Loma
Kennewick
Baldwin Park
Redmond
Spokane
Mill Creek
Lake City
Gig Harbor
San Jose
Santa Clara
1Q13 2Q13 3Q13 4Q13 1Q14 2Q14 3Q14 4Q14 1Q15 2Q15 3Q15 4Q15 1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 2Q18 3Q18 4Q18 1Q19

Growth Driven by High-Quality Assets

Commercial Loan Growth ($ in Millions)(1)


$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
2013 - 2018 CAGR = 30%
$858
$1,094
$1,765
$2,406
$2,695
$3,165
2013
2014
2015
2016
2017
2018

Loan Quality


Nonperforming assets to assets (2)
Net charge-offs to average loans
87% Decline in NPAs / Assets
1.40%
1.20%
1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
(0.50%)
1.26%
0.72%
0.50%
0.41%
0.23%
0.17%
0.24%
0.02%
(0.06%)
(0.01%)
(0.06%)
(0.01%)
2013
2014
2015
2016
2017
2018
NPAs / Assets
Net Charge Offs / Average Loans

- Growth in our commercial bank has been driven by high-quality assets, which we actively manage by exchanging asset yield for improved favorable covenants and other terms
- We have diversified the portfolio since our IPO, by design, through product and geographic diversification. As a direct result of this, our measures of asset quality have improved consistently every year since our IPO, reaching record low levels as of 12/31/18
- Non-performing assets to total assets ratio was 87% lower than 2013 and among the lowest of peer banks

(1) Includes commercial real estate and commercial and industrial loans.
(2) Nonperforming assets include nonaccrual loans, loans 90+ days past due and still accruing and other real estate owned (OREO).

HomeStreet

Total Shareholder Return

HomeStreet has Outperformed Since Last Year's Annual Meeting

1-Year Total Shareholder Returns – Since Last Year's AGM (May 24, 2018)



HomeStreet
KBW Regional Banking Index
SNL U.S. Bank and Thrift Index
20%
10%
0%
(10%)
(20%)
(30%)
May 2018
Aug 2018
Nov 2018
Feb 2019
May 2019
4%
(9%)
(15%)

TSR at a Glance

	Since IPO*	5-Year to Apr 22	3-Year to Apr 22	1-Year to Apr 22	Since 2018 AGM*	2019 YTD*
HomeStreet	168%	48%	25%	1%	4%	36%
KBW Regional Banking Index (KRX)	115%	52%	30%	(6%)	(15%)	11%
SNL U.S. Bank and Thrift Index (SNL)	151%	61%	48%	(4%)	(9%)	12%
Above / (Below) KRX **	+53 PPT	(3) PPT	(6) PPT	+7 PPT	+19 PPT	+25 PPT

*As of May 24, 2019 **Numbers may not add due to rounding

Sources: Bloomberg Finance LP and S&P Global. Total return includes stock price appreciation and dividends. Year-to-date returns through May 24, 2019. KBW Regional Bank Index is comprised of 50 publicly traded, regionally diversified midcap banking institutions, and is calculated using equal float-adjusted market-capitalization weighted methodology. SNL U.S. Bank and Thrift includes all major exchange-listed (NYSE, NYSE MKT and NASDAQ) banks and thrifts in SNL Financial's coverage universe.

Total Shareholder Return

Total Shareholder Returns – Since IPO (February 10, 2012)


HomeStreet
KBW Regional Banking Index
SNL U.S. Bank and Thrift Index
250%
200%
150%
100%
50%
0%
(50%)
Feb 2012
Feb 2013
Feb 2014
Feb 2015
Feb 2016
Feb 2017
Feb 2018
Feb 2019
168%
151%
115%

Total Shareholder Returns – 5-Year Through April 22, 2019[1]


HomeStreet
KBW Regional Banking Index
SNL U.S. Bank and Thrift Index
100%
80%
60%
40%
20%
0%
(20%)
Apr 2014
Apr 2015
Apr 2016
Apr 2017
Apr 2018
Apr 2019
61%
52%
49%

Sources: Bloomberg Finance LP and S&P Global. Total return includes stock price appreciation and dividends. Year-to-date returns as of May 24, 2019. KBW Regional Bank Index is comprised of 50 publicly traded, regionally diversified midcap banking institutions, and is calculated using equal float-adjusted market-capitalization weighted methodology. SNL U.S. Bank and Thrift includes all major exchange-listed (NYSE, NYSE MKT and NASDAQ) banks and thrifts in SNL Financial's coverage universe.

(1) The date Blue Lion disclosed its intent to nominate directors (after market close)

Tangible Book Value Per Share (TBVPS)

- HomeStreet's Tangible Book Value Per Share increased by an average of 10.1% per year, above average of both Blue Lion-selected peer groups and higher than most of our peers
- 2018 Tangible Book Value Per Share of $26.36 represents a 55% increase compared to 2013

TBVPS Compound Annual Growth Rate (CAGR) Q1 2012 – Q1 2019



Pacific Northwest Peers
California Peers
Average: 3.2%
Average: 6.5%
10.1%
4.8%
4.7%
1.8%
1.6%
11.0%
6.6%
4.4%
3.9%
HMST
BANR
GBCI
HFWA
COLB
PPBI
TCBK
WABC
CBVF

TBVPS Expansion Over Time



2013-2018 increase of 55%
$17.00
$19.39
$20.16
$22.33
$25.09
$26.36
2013
2014
2015
2016
2017
2018

Source: S&P Global. Pacific Northwest Peers include BANR, COLB, GBCI, and HFWA. California Peers include CVBF, PPBI, TCBK, and WABC.

HomeStreet

Segment Core Earnings Contribution

$ in Thousands	12 Months Ended Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2018	Average Earnings and Returns 1/1/2012-12/31/2018
Commercial & Consumer Banking								
Core Net Income (Loss)[1]	(12,703)	8,930	16,734	21,035	35,438	46,612	52,923	24,139
Core ROATE[1]	(7.74%)	4.65%	8.21%	7.07%	8.14%	9.19%	9.86%	7.23%
Core ROAA[1]	(0.67%)	0.42%	0.65%	0.59%	0.74%	0.82%	0.84%	0.63%
Core Efficiency Ratio[1]	107.6%	82.9%	76.3%	74.9%	69.2%	68.4%	67.9%	73.5%
Mortgage Banking								
Core Net Income (Loss)[1]	94,829	17,836	7,510	23,302	27,351	1,817	(12,806)	22,834
Core ROATE[1]	200.77%	32.79%	10.54%	18.68%	26.78%	1.31%	(8.09%)	22.95%
Core ROAA[1]	18.83%	2.97%	1.19%	2.35%	2.79%	0.20%	(1.78%)	2.99%
Core Efficiency Ratio[1]	50.1%	85.6%	93.8%	87.1%	87.5%	99.1%	108.3%	87.2%
HomeStreet Consolidated								
Core Net Income (Loss)[1]	82,126	26,766	24,245	44,337	62,789	48,429	40,118	46,973
Core ROATE[1]	38.86%	10.87%	8.81%	10.50%	11.68%	7.50%	5.63%	10.78%
Core ROAA[1]	3.42%	0.98%	0.76%	0.97%	1.09%	0.73%	0.57%	1.02%
Core Efficiency Ratio[1]	61.5%	84.8%	87.6%	83.0%	81.1%	85.9%	87.5%	82.2%

(1) Core measures are non-GAAP financial measures. They exclude impact of income tax reform-related (benefit) expense and restructuring and acquisition-related expenses, net of tax.

Decision Process: Eliminating the Mortgage Banking Business Segment

1921

HomeStreet was founded as Continental Mortgage and Loan Company and is Fannie Mae's oldest customer

2010-2012

The Company grew the mortgage banking business significantly coming out of the recession to provide capital to address problem assets and in 2012, the year of the Company's IPO, the Company returned 39% on equity and was the second best performing IPO in the US, all due to profit of the mortgage banking business. After the recession, mortgage banking profit provided non-dilutive capital to grow and expand our Commercial and Consumer banking business

2017

In 2016 HomeStreet's return on capital invested in this business substantially exceeded our cost of capital. However, industry conditions deteriorated and 2017 was a near breakeven year for the segment. Later that same year the regulators proposed rules to ease the capital burden on MSRs

2018

In 2018 industry conditions worsened and HomeStreet experienced even lower loan volume, continued low housing inventory and falling profit margins as competitors sought to capture remaining loan volume. Additionally, a flattening yield curve reduced hedging results for mortgage servicing rights and regulatory capital relief for mortgage servicing rights did not materialize as expected

2019

Given the 2018 results, and the absence of a near term catalyst for change, our Board of Directors made the difficult decision to explore the potential sale of much of our Mortgage Banking Business, ultimately concluding that this change would be in the best long-term interests of the Company and its shareholders

Analyst Perceptions of HomeStreet's Strategy

April 5, 2019

SANDLER O'NEILL + PARTNERS

"Upon completion of the transactions and restructuring, HomeStreet should benefit from reduced quarter-to-quarter earnings volatility and a boost in unencumbered capital that will support strategic growth. Furthermore, it will remove a major distraction and drag on its business that will enable it to better focus on growing its commercial and consumer banking franchise. **Ultimately, we think this should warrant a higher trading multiple for the stock**."*

April 30, 2019

KBW KEEFE, BRUYETTE & WOODS A Stifel Company

"HMST is undergoing a significant transformation that includes the exit of its mortgage banking segment and a corporate-wide efficiency improvement project. **We expect these actions to improve efficiency and profitability as they reduce the volatility of earnings** given lower seasonal impacts. We rate HMST at Market Perform despite their discount to peers given execution risk, but we believe the successful achievement of goals would drive upside to EPS and the shares."*

May 1, 2019

B RILEY FBR

"HomeStreet's first quarter 2019 results were messy due to the pending sale of mortgage banking operations, but represent a turn in the right direction as HMST exits a money losing business and frees up capital for share repurchases. HMST's also announced they had hired consultants to drive further efficiency improvements once the sale of mortgage banking operations are complete in 2Q19. Earnings are likely to be volatile for a few more quarters, but **we like management's actions as longer-term they should put HMST on the right path to higher earnings and lower earnings volatility, the combination of which should enhance franchise value**."*

* Emphasis added

The Path Forward

Pre-2012



- Reliance on mortgage banking and residential construction lending as a primary driver of revenue
- Focus on reducing high levels of problem assets
- Regional thrift
- Primarily based in the Pacific Northwest

2018



- Growing Commercial & Consumer Bank
- Conversion from a troubled thrift to a regional bank
- Expansion into California and increased density in our existing core Pacific Northwest markets

The Future



- Leading West Coast, major market footprint, regional bank
- Continued diversification of loan portfolio and maintenance of high quality assets
- Increased market share in highly attractive metropolitan markets


HomeStreet

HomeStreet

4

A Strong Board Focused on Engagement and Value

[HomeStreet]

HomeStreet's Highly-Qualified, Independent Board

Our board has the expertise and diverse perspectives needed to govern and oversee our business

Board Member	Member Since[1]	HR & Corporate Governance Committee	Audit Committee	Risk Management Committee	Executive Committee
Scott M. Boggs	2012		Chair	✓	✓
Sandra A. Cavanaugh	2018	✓		Chair	
David A. Ederer	2005		✓		✓
Victor H. Indiek	2012	✓			
Thomas E. King	2012	✓	✓		
George "Judd" Kirk	2012	✓		✓	
Mark K. Mason	2010				Chair
Mark R. Patterson	2018			✓	✓
Douglas I. Smith	2012	Chair	✓		
Donald R. Voss*	2015		✓	✓	✓

Key Qualifications

- Corporate Governance
- Business Operations
- Financial Expertise / Literacy
- Strategic Planning
- Public Company Board Experience
- Industry Experience
- Accounting
- Audit
- Marketing
- Regulatory / Risk Management
- Public Company Executive Experience
- Capital Management
- Technology / Cybersecurity

[1] The Board has declined to grant another waiver to Victor Indiek from the maximum director age policy in HomeStreet's Principles of Corporate Governance, as amended on July 26, 2018, and the Board has no plans of granting waivers to other directors.

✓ Denotes Member * Lead Independent Director ▭ Up for Election

Sandra A. Cavanaugh – Independent Director

Proven track record of developing, launching and turning around large, complex businesses and product portfolios to produce long-term, sustainable profitability



Director since 2018

- Appointed to the Board in May 2018. Currently the Chair of the Enterprise Risk Management Committee and serves on the Human Resources and Corporate Governance Committee
- 30+ years serving as a senior level executive in the financial services, banking, and mutual fund industries. Previous positions include:
  - Chief Executive Officer and President of U.S. Private Client Services at Russell Investments overseeing its $45 billion mutual fund business in U.S.
  - Executive Vice President at SunTrust Bank in 2009
  - Senior Executive at Washington Mutual / JP Morgan Chase from 2007 to 2009
  - President of WM Funds Distributor and Shareholder Services from 1997 to 2007
  - Various senior positions with AIM Mutual Funds, First Interstate Bank, and American Savings Bank

[✓] *Banking Sector Experience*

[✓] *Investment Management Expertise*

[✓] *Product Creation and Distribution Knowledge*

“*Over the past year, it has been an honor working with the Board and management team on HomeStreet's strategic plan and bringing my unique perspective to bear. What I have seen is a constructive, transparent, independent and engaged Board and a strong executive management team making difficult but productive decisions.*”

Mark K. Mason – Chairman, CEO & President

Successful track record creating shareholder value at HomeStreet, including executing growth and diversification strategies, raising capital, addressing portfolio and operational challenges and effectively working with shareholders



Director since 2010

- Banking and Real Estate Operations Expertise
- Lending and Finance Experience
- Strong Leadership

- Since appointed Chief Executive Officer and Director in January 2010 and Chairman in March 2015, Mr. Mason has led HomeStreet through its significant evolution
- Accomplishments as HomeStreet's CEO include:
  - Led the turnaround of HomeStreet following the 2008-2009 recession, recapitalizing the bank through an initial public offering and returning it to profitability
  - Successfully created and executed a growth and diversification strategy away from single-family mortgage banking while converting the institution from a thrift to a full-service commercial bank
  - Established or substantially grew lines of business, including: commercial lending and cash management, small balance commercial real estate lending, residential construction lending and consumer product

> *"We are at a critical moment in HomeStreet's evolution – and our strategy is working. As we complete our announced transactions to focus our business even more on the successful Commercial and Consumer Banking segment, our future is bright. I look forward to working with my fellow directors, my executive team and our shareholders to lead this transformation, maintain our positive momentum and translate it into increased shareholder value."*

Donald R. Voss – Lead Independent Director

Provides independent leadership to HomeStreet's directors and oversight of management with the goal of maximizing shareholder value



Director since 2015

- *Banking Industry Experience*
- *Financial Literacy and Accounting Expertise*
- *Risk Management & Compliance Knowledge*

- Appointed Lead Independent Director in July 2018, independent director since March 2015 and serves on the Audit, Executive and the Enterprise Risk Management Committees
- Extensive independent boardroom experience serving on public company boards as well as city governance boards, including:
  - Elected to the Board of Simplicity Bancorp in December 2001; elected Independent Chairman in October 2013; served on the audit committee from 2011 to March 2015 and oversaw the sale of Simplicity Bancorp to HomeStreet in March 2015
  - Current member of the board of trustees and the executive board and serves as chair of the Planning Committee of Descanso Gardens Guild, Inc.
  - Elected council member of the City of La Cañada Flintridge from 2006 to 2015, and served as its mayor from 2010 to 2011
- Over 25+ years of experience as a commercial banking and financial expert

"My role on the Board is to challenge everything. I am constantly asking myself and the other directors, 'what can we do better?' and evaluating how to use the feedback and ideas we receive from our shareholders to help us provide even better oversight and strategic direction. We know that good governance goes hand in hand with driving value, which is why both of these elements remain top areas of focus for our team."

Key Events Since the 2018 Annual Meeting

2018	
May 24	• 2018 Annual Meeting • Board expands to 10 directors, Sandra Cavanaugh appointed to Board
June 13	• HomeStreet announces it will "close, consolidate, or reduce space" in 19 single family home lending centers
July 3	• Board appoints Donald Voss Lead Independent Director • HomeStreet announces partial sale of single family mortgage servicing rights to Matrix Financial Services Corp.
July 26	• HomeStreet adopts Amended and Restated Bylaws, including robust Lead Independent Director provisions
August 28 – September 19	• HomeStreet initiates its shareholder engagement process reaching out to significant shareholders to offer a meeting or telephone call to discuss shareholder questions and concerns outside of the annual meeting cycle
November 16	• HomeStreet announces it has entered into an agreement to acquire the San Marcos, CA retail branch of Silvergate Bank and its business lending team
2019	
January 18	• HomeStreet announces it has postponed the window for 2019 Annual Meeting director nominations and shareholder proposals to March 31 – April 30
February 15	• HomeStreet announces it is seeking buyers for its stand-alone home loan centers and related mortgage origination personnel
April 4	• HomeStreet announces that it has entered into an agreement to sell up to 50 of its home loan center production and fulfillment offices to HomeBridge at the net book value of the acquired assets plus a premium, as well as a significant portion of its mortgage servicing rights • HomeStreet also announces the Board's approval of a share repurchase program for up to $75M of shares of common stock

HomeStreet

An Empowered Lead Independent Director Role

Independent oversight of management by the Board is paramount, which is why we have created a structurally powerful Lead Independent Director position

- Donald R. Voss was appointed Lead Independent Director following our 2018 Annual Meeting. The Company also updated and improved the disclosure of the Lead Independent Director's responsibilities and more fulsomely defined this position in our Bylaws

- As part of the updated Lead Independent Director role, Mr. Voss presides over meetings of the independent directors, is the primary point of contact for shareholders wishing to engage with the Board and also serves as the liaison between the Chairman of the Board and the independent directors

- Under Mr. Voss's leadership, the Board has made numerous corporate governance enhancements that promote transparency and accountability, including:
  - A proposal to declassify the Board
  - A proposed amendment to eliminate all supermajority shareholder vote requirements
  - A revamped, ongoing shareholder engagement program that contributes to and informs Board discussions

HomeStreet's Shareholder Engagement Program

Following the 2018 Annual Meeting, the Board has worked to ensure shareholders have a direct line of communication with independent directors

HomeStreet has established a process whereby each summer / fall, we reach out directly to our shareholders to solicit feedback on Board composition, governance practices and policies, our executive compensation framework and other matters related to our strategy and performance

As part of this program, in the fall of 2018, we contacted **more than 50% of our shareholder base** offering direct engagement with independent members of the Board, resulting in a number of productive conversations

This ongoing dialogue informs our Board's agenda, contributes to our governance and compensation enhancements and helps us address the issues that matter most to our shareholders

Shareholder Feedback in Action

What we heard from shareholders	Steps we took in response
A declassified board structure could help bolster accountability and transparency	Proposed an amendment to declassify the Board and provide for the annual election of directors
Removing the supermajority vote requirements could give shareholders a stronger voice	Proposed an amendment to eliminate all supermajority shareholder vote requirements
More clearly defining the responsibilities of our Lead Independent Director could help shareholders better understand the role	Amended our Bylaws to provide a clear description of the role of the Lead Independent Director
Increased director stock ownership would promote alignment of interests between the Board and all shareholders	Increased director stock ownership requirements
Performance-based goals for long-term incentive awards could more closely align compensation with shareholder returns	Determined to use TSR as the basis for a performance goal over the three-year measurement period for performance share units (PSUs) starting in 2019

HomeStreet

Performance-based Compensation

Our executive compensation program is designed to link compensation with the key drivers of growth and shareholder value

Annual Incentives		
80%	Corporate Goals (CEO's weighting) Based on our 2018-2020 strategic plan	• Metrics include: - Overall Core Return on Tangible Equity (ROTE) - Commercial and Consumer Core ROTE - Classified Assets to Total Assets - Core Deposit Growth - Loan Origination (non-Single Family)
20%	Individual Goals (CEO's weighting)	• Improving the efficiency of the Commercial and Consumer business • Improving scalability and infrastructure • Diversifying net income • Achieving satisfactory results from external regulatory and accountant audits/exams and internal audits
Long-Term Incentives		
50%	Performance Stock Units	• 2016-2018 performance period based on Average Return on Tangible Equity • Will use TSR goals for 2019-2021 period, based on shareholder feedback
50%	Restricted Stock Units	• 3-year vesting period in equal installments

Note: Core Return on Tangible Equity (ROTE), Mortgage Lending ROTE, Commercial and Consumer Core ROTE, Classified Assets to Total Assets and Core Deposit Growth are non-GAAP financial measures.

Pay for Performance Alignment

2018 Results
Annual Incentives

Corporate Goals

86.82%

Actual Payout as a % of Target

Individual Goals

50.00%

Actual Payout as a % of Target

2018 Results
Long Term Incentives

2016-2018 Performance Award did not vest


CEO Total Direct Compensation 2016-2018
($millions)*
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$-
$4.99
$4.85
$4.42
$4.40
TARGET
ADJUSTED SCT
REALIZED
REALIZABLE

- When calculated on a cumulative basis over the last three years (2016, 2017 and 2018), Mr. Mason's Realized and Realizable Pay were approximately $600k lower than his Target total direct compensation opportunity

HomeStreet's performance-based compensation structure is working and rigorous

*Notes:

Target is the sum of (i) annualized base salary, (ii) target annual short-term incentive and (iii) target long-term incentive.

Adjusted SCT is the compensation reported in the Summary Compensation Table for the applicable year(s) and adjusted by excluding "All Other Compensation," as these amounts are not performance-based and have generally been immaterial relative to total pay.

Realized Pay is the sum of (i) actual base salary and incentives paid for the applicable year and (ii) the amount reported as income upon vesting of performance share units and restricted stock units, and/or upon exercise of options.

Realizable Pay is the sum of (i) actual base salary and incentives paid for the applicable year; (ii) the value of all restricted stock units granted during the applicable period based on the December 31, 2018, closing price of our common shares; and (iii) the value of all performance awards granted during the applicable period based on the December 31, 2018, closing price of our common shares, assuming actual performance through 12/31/18 and target performance thereafter.

One-time compensation events unrelated to performance are excluded from the above analysis. Events excluded include: 1) Mr. Mason's stock option exercise of 242,168 shares on 4/28/2016 as a result of a divorce settlement. Gain on exercise resulted in $2.567 million; and 2) 2017 Restricted Stock Unit grant with a fair market value of $113,552 in exchange for the gross-up provision removal from Executive's employment agreement

HomeStreet

5 Roaring Blue Lion's Campaign



Roaring Blue Lion's Campaign

- We believe Roaring Blue Lion's nominees are **not the right fit for HomeStreet's Board** and their election would not be in the best interests of all shareholders

- **In our view, replacing key members of our leadership team would be highly detrimental** and could derail the Company's positive momentum

- HomeStreet had hoped to engage privately with Roaring Blue Lion and reach a reasonable, **constructive solution** in order to avoid the situation we are in today. However, we believe Roaring Blue Lion was committed to running **another proxy fight** in 2019 from the moment their first campaign failed – and their own statements and materials support this belief

Simply put, we believe that Roaring Blue Lion's nominees are NOT the right fit for HomeStreet's Board and replacing members of our key leadership team at this juncture would be detrimental to the Company's future

Roaring Blue Lion's Approach: Heavy on Hyperbole, Light on Facts

[HomeStreet]

- We believe Roaring Blue Lion has repeatedly advanced a number of **false and misleading narratives** that the **facts simply do not support** – and has done investors a disservice in the process:
  - Publicly blaming HMST for Roaring Blue Lion's **failure to comply** with legal rules and regulators – including the submission of a **666-page nomination notice full of unnecessary disclosures** to somehow suggest HMST's bylaws require it
  - Turning a simple coding mistake by Broadridge related to HMST's broker search into an occasion for **ad hominem attacks** accusing the Company of "manipulating the corporate machinery"
  - **Misstating HMST's TSR** in Roaring Blue Lion's letter to shareholders by more than 80% and then quietly correcting it a week later
  - Making **salacious, totally untrue allegations** around why former HMST executives departed the Company
  - Trying to distract shareholders by **accusing HomeStreet of hiding loans that were clearly disclosed in full compliance** with all legal and regulatory requirements and made in the ordinary course of business
  - Completely misrepresenting HMST's interactions with Dwight Capital and expressing the fund is "astounded" that the Board has not fulfilled its fiduciary duty – a serious accusation that is **simply false**
  - Presenting its strategy for HMST as "long-term" – while in reality **pushing for a sale** of the Company

We believe Roaring Blue Lion has been willing to mislead shareholders or ignore the facts – as long as it supports their false campaign narratives

HomeStreet Has Made Repeated Attempts to Engage Constructively

- After Roaring Blue Lion filed its initial Schedule 13D in November 2017, the Company offered Mr. Griege the opportunity to present to the full Board; the Board also interviewed him as a director candidate for several hours

- Since the 2018 Annual Meeting, representatives of HomeStreet have spoken or met with representatives from Roaring Blue Lion on **over a dozen occasions**

- Mr. Griege himself has spoken or met with HomeStreet's independent directors and Lead Independent Director on multiple occasions

- As part of the Company's shareholder engagement process, it offered shareholders a meeting or telephone call to discuss shareholder questions and concerns outside of the annual meeting cycle. As one of the largest shareholders, Roaring Blue Lion was included in this outreach, accepted HomeStreet's offer and spoke with the Company

The truth of the matter is that Roaring Blue Lion has had **considerable access** to the Board, multiple independent directors and management

HomeStreet's Engagement with Roaring Blue Lion Since the 2018 Annual Meeting

Engagement Timeline

Date	Key Event
May 24, 2018	At the 2018 Annual Meeting, shareholders re-elected each of the Company's director candidates with more than a majority of votes cast for each director, and approved each of the Company's proposals. Mr. Griege was given an opportunity to address shareholders at the 2018 Annual Meeting
June 7, 2018	The Company's two newest directors, Sandra A. Cavanaugh and Mark Patterson, spoke with Mr. Griege by telephone
June 22, 2018	Representatives of Roaring Blue Lion, including Mr. Griege, spoke by telephone with Mr. Mason, Mr. Ruh and a representative from the Company's investor relations department to discuss the Company's recently announced strategic initiative to close or sell certain home lending operations in Arizona and parts of California as well as other questions from Mr. Griege and his colleagues
July 12, 2018	Representatives of Roaring Blue Lion, including Mr. Griege, again spoke by telephone with Mr. Mason, Mr. Ruh and a representative from the Company's investor relations department to discuss the Company's announced sale of mortgage servicing rights and the change of the Company's Lead Independent Director
July 31, 2018	Justin Hughes of Roaring Blue Lion had informal meetings with Mr. Ruh and a representative of the Company's investor relations department at the KBW Community Bank Investor Conference
August 8, 2018	The Corporate Secretary of the Company received an email from Mr. Griege requesting a telephone call between representatives of Roaring Blue Lion and Mr. Voss and providing specific questions to discuss
August 27, 2018	Mr. Voss provided a detailed response to the questions asked by Mr. Griege in his email from August 8, 2018. Mr. Voss also offered a follow-up call if Mr. Griege had additional questions he wished to discuss
Aug. 28 – Sept. 19, 2018	As part of the Company's shareholder engagement process, representatives of the Company's investor relations department contacted the Company's significant shareholders to offer a meeting or telephone call to discuss shareholder questions and concerns outside of the annual meeting cycle. Roaring Blue Lion was included in this outreach
October 17, 2018	Mr. Griege sent an email to the Company's Corporate Secretary requesting a meeting with the Board following the release of the Company's third quarter 2018 earnings release. On the same day, Mr. Griege also sent a public letter to Mr. Mason criticizing the Company's performance, alleging that Mr. Voss had refused to meet with Roaring Blue Lion, criticizing the Company for the revised special meeting procedures adopted by the Board in July 2018 and shareholder engagement procedures and requesting a meeting with the full Board

HomeStreet

HomeStreet's Engagement with Roaring Blue Lion Since the 2018 Annual Meeting

Engagement Timeline

Date	Key Event
October 31, 2018	Mr. Mason, Mr. Voss, and Mr. Patterson, along with members of the Company's investor relations and legal departments, spoke by telephone with Mr. Griege and his associates from Roaring Blue Lion. Mr. Voss answered Mr. Griege's questions regarding his background and qualifications, and Messrs. Voss, Patterson and Mason then discussed the Company's operations, strategic plans, diversification strategy, stock price performance and expectations, and shareholder engagement
November 9, 2018	Mr. Griege and Mr. Hughes spoke by telephone with Mr. Mason, Mr. Ruh and a representative of the Company's investor relations department to discuss third quarter earnings and financial and operational results
January 18, 2019	The Company announced that it had approved a one-time waiver and changes to the window for shareholders to provide timely advance notice of any director nomination or shareholder proposal under the Bylaws in connection with the Annual Meeting. On the same day, representatives of Roaring Blue Lion spoke by telephone with HMST's legal representatives to present a proposal from Roaring Blue Lion
January 28, 2019	The Company's legal counsel spoke by telephone with representatives of Roaring Blue Lion to indicate that the Board had considered the proposal of Roaring Blue Lion and believed that it was not in the best interests of all shareholders, but that the Board remained open to continuing discussions with Roaring Blue Lion in order to reach an agreeable solution
February 15, 2019	The Company announced that it would seek buyers to acquire the stand-alone home loan center mortgage originating business and related mortgage servicing rights. On the same day, Roaring Blue Lion issued a press release commending the Company for its announcement
February 20, 2019	Mr. Griege, Mr. Hughes and Johnny Guerry of Roaring Blue Lion spoke by telephone with Mr. Mason, Mr. Ruh and a representative of the Company's investor relations department to discuss the Company's fourth quarter and 2018 year-end earnings announcement as well as the proposed mortgage business sales
April 11-12, 2019	Mr. Griege submitted a notice to the DFI relating to Roaring Blue Lion's intent to solicit proxies at the 2019 Annual Meeting. The following day, Roaring Blue Lion provided the Company with a copy of the DFI Notification
Apr. 19, 2019	An affiliate of Roaring Blue Lion provided notice to the Company of its intent to nominate Mr. Griege and Ronald Tanemura for election to the Board and to present three shareholder proposals at the Annual Meeting

HomeStreet

False Narrative: "Corporate Machinery" 2018

The fund has repeatedly claimed HomeStreet is responsible for Blue Lion's missteps last year

August 9, 2018 Letter to Roaring Blue Lion Investors

To Our Partners,

Directors did not go as planned. Due to some errors made by our attorneys, Foley & Lardner, HMST was able to pursue a very rare and aggressive course of action and rejected our Notice of Intent to Nominate directors ("Notice"). Relying on the business judgment rule, a judge in Washington State affirmed HMST's right to do so.

After our Notice was ruled invalid, we decided to pursue a Vote No campaign. Unfortunately, Foley & Lardner committed another error in not contacting the Washington State Department of Financial Institutions ("DFI") to get approval for the proxy solicitation. Despite this second

"**<u>Due to some errors made by our attorneys</u>**, Foley & Lardner, HMST was able to pursue a very rare and aggressive course of action and rejected our Notice of Intent to Nominate directors ("Notice"). Relying on the business judgment rule, a judge in Washington State affirmed HMST's right to do so….Unfortunately, Foley & Lardner **<u>committed another error</u>** in not contacting the Washington State Department of Financial Institutions ("DFI") to get approval for the proxy solicitation."

CNBC

MARKETS

Activist funds turn attention to banks as new merger wave sets up

PUBLISHED FRI, FEB 8 2019 • 1:07 PM EST | UPDATED FRI, FEB 8 2019 • 2:42 PM EST

Thomas Franck
@TOMWFRANCK

*"**The fund botched its filing, according to regulators**, and had to resort to pleading with fellow shareholders to register protest votes against the bank's incumbent directors."*

The Reality: Roaring Blue Lion continues to blame HomeStreet and others for its own mistakes

- The accusation that HomeStreet used "corporate machinery" to disenfranchise Roaring Blue Lion around last year's campaign is false, and Roaring Blue Lion **admitted as much to the investors in its fund**
- Even though this is a highly regulated industry, Roaring Blue Lion **failed to submit the required application** to our bank regulator. These regulatory requirements are outside of the Company's control
- Roaring Blue Lion also submitted a 2018 nomination notice with so many deficiencies that it looked **like it was for another company**. A Washington court agreed that Roaring Blue Lion's notice was deficient and was very clear when it rejected Roaring Blue Lion's challenge
- While Roaring Blue Lion has repeatedly tried to blame HomeStreet for its missteps, in private communications with its own investors, it confessed that the reason its nomination and regulatory approval was rejected was due to "**errors made by our attorneys.**" The activist changed law firms afterwards

* Emphasis added

HomeStreet

False Narrative: "Corporate Machinery" 2019

Blue Lion once again made aggressive accusations around the setting of the Company's Record Date for the 2019 meeting

May 16, 2019 Roaring Blue Lion Press Release

Consistent with its pattern of manipulating the corporate machinery to tip the scales in the incumbent directors' favor, HomeStreet has improperly set its record date for the Annual Meeting.

"Consistent with its **pattern of manipulating the corporate machinery** to tip the scales in the incumbent directors' favor, HomeStreet has **improperly set its record date** for the Annual Meeting."*

The Reality: Roaring Blue Lion appears to care more about attacks and hyperbole than the facts

- HomeStreet instructed Broadridge on April 15, 2019 to send notice for a May 13, 2019 record date for the 2019 Annual Meeting, 20 business days before the record date
- Prior to the record date, Okapi Partners, our proxy solicitor, discovered that Broadridge's coding did not clearly indicate the nature of the record date
- Okapi Partners **immediately contacted Broadridge** to alert Broadridge of the issue and correct Broadridge's error and sent a second round of communications to record holders prior to the record date
- **Roaring Blue Lion was in no way prejudiced.** In fact, it filed its definitive proxy statement on the same day as HomeStreet

* Emphasis added

False Narrative: Roaring Blue Lion's TSR "Correction"

[HomeStreet]

Blue Lion significantly misstated the Company's performance to shareholders

May 17th Letter to Shareholders and Press Release




CISION
Blue Lion Files Proxy Statement Seeking to Replace Two HomeStreet Directors

Total Shareholder Return Relative to Peers	1-Year	3-Year	5-Year
Pacific Northwest Peers	(26.0%)	(48.4%)	(51.0%)
California Peers	(16.1%)	(31.4%)	(25.8%)
HomeStreet's Chosen Peers	(16.1%)	(29.5%)	(36.1%)
KBW Bank Index (BKX)	(43.5%)	(40.0%)	(113.1%)
KBW Regional Banking Index (KRX)	(43.5%)	(29.1%)	(86.2%)
Russell 2000 Index (RTY)	(50.4%)	(26.2%)	(73.0%)
S&P 500 Index (SPY)	(57.0%)	(52.5%)	(107.4%)

Total Shareholder Return Relative to Peers	1-Year	3-Year	5-Year
Pacific Northwest Peers	-26.0%	-48.4%	-51.0%
California Peers	-16.1%	-31.4%	-25.8%
HomeStreet's Chosen Peers	-19.0%	-29.5%	-36.1%
KBW Bank Index (BKX)	-9.0%	-27.6%	-31.0%
KBW Regional Banking Index (KRX)	-9.2%	-19.1%	-20.1%
S&P 500 Banks Industry (GICS 4010)	-10.2%	-29.5%	-41.5%
Russell 2000 Index (RTY)	-15.6%	-25.9%	-17.2%
S&P 500 Index (SPY)	-22.3%	-32.6%	-43.4%


VOTE THE BLUE PROXY CARD "FOR" CHARLES GRIEGE AND RON TANEMURA
To Refresh HomeStreet's Board of Directors

May 24th Filing


VOTE THE BLUE PROXY CARD "FOR" CHARLES GRIEGE AND RON TANEMURA

The Reality: This is just the latest example of the hedge fund materially misrepresenting the facts and not owning up to it

- In its May 17th letter to shareholders announcing the launch of its campaign, Roaring Blue Lion **understated HomeStreet's TSR performance, by as much as 82.1 percentage points** (the letter was both press released and mailed)
- After 5:00 pm ET on Friday May 24th, heading into Memorial Day weekend, Roaring Blue Lion filed additional proxy materials consisting of its candidate bios and a **TSR table with new numbers**, accompanied by a **footnote**: "This table updates and replaces the table included in Roaring Blue Lion Capital's letter to HomeStreet shareholders dated May 17, 2019"
- We believe, similar to last year's' campaign, Roaring Blue Lion **significantly misrepresented important information** and then tried to sneak its mistake past shareholders with an **under the radar filing** – with the TSR section ironically titled, "DON'T BE MISLED BY HOMESTREET'S PERFORMANCE CLAIMS"

* Emphasis added

False Narrative: Related Party Loans

[HomeStreet]

Blue Lion has once again accused HomeStreet of making undisclosed loans to insiders and related parties

May 29, 2019
Roaring Blue Lion Presentation



15
HMST's Undisclosed* Loans To Insiders
The Board Should Disclose To Shareholders Important Details Regarding Several Insider Relationships
HomeStreet has made numerous large loans to entities controlled by HomeStreet directors, including:
$2,625,000 loan to International Way LLC
Undisclosed loan to Owen Way LLC in WA
$3,525,000 loan to Owen Way LLC in OR
$1,063,000 loan to DAE II LLC
Undisclosed loan to TEFCO LLC
The terms of these loans should be disclosed* to investors
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
International Way, LLC
DAE II LLC
Owen Loop LLC
TEFCO LLC
UCC Filing Date

The terms of these loans should be disclosed* to investors

The Reality: Any and all loans to insiders are properly disclosed

- We **fully disclose in our proxy statement** (and in all prior proxy statements) that we make these types of loans and further disclose in the independence section that our Board considers directors' banking relationships with us as part of the independence review
- As a bank, **we are in the business of making loans** to qualified borrowers – it is a key component of our business and one of our revenue drivers
- As with many community banks, HomeStreet's directors and executive officers ("insiders") are part of our business development network, and many of them are also customers of HomeStreet Bank (the "Bank")
- Any loans we make to insiders are **provided at arm's length** and on the same terms that anyone else would get, and we fully disclose them to all of our regulators in accordance with all applicable rules
- These loans are frequently reviewed and examined by our banking regulators

Loans *

From time to time, HomeStreet Bank makes loans to directors, executive officers, principal shareholders, and their related interests (collectively, "insiders") in the ordinary course of business. These loans are subject to the Federal Reserve Board's Regulation O, which requires that they be made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for non-insiders. Regulation O generally defines a principal shareholder as a person that directly or indirectly, or acting through or in concert with one or more other persons, owns, controls or has the power to vote more than 10% of any class of voting shares. Loans to immediate family members not living in the director, officer, or principal shareholder's home are not subject to Regulation O; however, HomeStreet Bank's Corporate Compliance department reviews these loans to ensure they meet the same qualifications listed above. All such loans originated in 2018 comply with these provisions and do not involve more than the normal risk of collectability or present other features unfavorable to us.

Source: 2018 HomeStreet Proxy Statement

[HomeStreet]

False Narrative: HomeStreet's Valuation at its IPO

For the second year in a row Blue Lion is misrepresenting HomeStreet's IPO valuation

May 29, 2019
Roaring Blue Lion Presentation

1 HomeStreet's TSR Chart Since its IPO is Extremely Misleading


HomeStreet Inc
SNL U.S. Bank and Thrift Index
KBW Regional Banking Index
250%
200%
150%
100%
50%
0%
(50%)
Feb 2012
Feb 2014
Feb 2016
Feb 2018
167.7%
154.0%
120.1%

As of May 14, 2019

To complete its IPO on the third attempt, HMST priced the offering at 63% of tangible book value

HMST wants to take credit for the stock appreciating to tangible book value

Since its IPO, **79% of HMST's TSR occurred in 2012**

Total Return	IPO – YE2012	2013 - 2018
HMST	112.9%	-15.1%
Pac NW Peers	8.5%	144.0%
CA Peers	2.3%	126.0%
KRX	2.9%	86.3%

To complete its IPO on the third attempt, HMST priced the offering at <u>63%</u> of tangible book value

HMST wants to take credit for the stock appreciating to tangible book value

Since its IPO, **79% of HMST's TSR occurred in 2012**

The Reality: HomeStreet was valued appropriately at the IPO

- **HomeStreet's IPO was priced at 84% of pro forma tangible book value.** Roaring Blue Lion is misleading investors when it says the IPO was priced at 63% of TBV

- HomeStreet was able to **recapitalize the bank** and **protect legacy shareholders** during a period in which 450+ banks and thrifts failed (from 2008 to 2012)

- If HomeStreet's stock had been underpriced, one would have expected it to correct once trading began post IPO. In reality, the stock **appreciated over the following nine months**

False Narrative: Roaring Blue Lion's Settlement Intentions

Blue Lion was focused on running another proxy fight, not a solution

"I wanted to give you a financial and qualitative update on our HomeStreet (HMST) Bank investment. We believe there are some very positive things occurring at HMST…Furthermore, we believe now would be an excellent time to **allocate additional capital to the Fund as catalysts to drive shareholder value are imminent**."*

August 9, 2018 Letter to Roaring Blue Lion Investors

"…**HMST's attorney reached out** to our consultant and asked if we would be willing to seek a more **amicable solution to avoid another contest**. We indicated that we would, provided Blue Lion was able to appoint two new directors to the HMST Board."

AMERICAN BANKER

Activist investor hires heavy hitter for fight with HomeStreet

December 14 2018,

*"Blue Lion said that Guerry, who has led many activist campaigns to increase shareholder value, **will be helpful with efforts to bring about change at HomeStreet in Seattle.**"*

The Reality: We believe Roaring Blue Lion had no intention of reaching a constructive resolution with HomeStreet

- In a January 2019 letter to investors, Roaring Blue Lion stated its intent to **allocate/raise additional capital to its HMST Fund**, which Roaring Blue Lion uses to fund its proxy fights with HomeStreet, using thinly veiled language signaling that they intended to run another contest
- When HomeStreet sought a more constructive solution to avoid a proxy contest, Roaring Blue Lion essentially said there could be no settlement **unless the Board promptly appoints two Roaring Blue Lion designees to the Board, two directors leave immediately**, the Board would create a strategic review committee (with both their designees) **and reimburse them for all their expenses**
- We believe this fact pattern demonstrates that **Roaring Blue Lion had no intention of settling** and wanted to pursue a fight regardless of how HomeStreet responded

* Emphasis added

Clarifying Our Position Around HomeStreet's Fannie Mae DUS Business and Related Servicing

HomeStreet

- Roaring Blue Lion has recently issued a number of ad hominem attacks against HomeStreet's Board and criticized the Company around its response to Dwight Capital's public expression of interest in acquiring HomeStreet's DUS business



3900
FannieMae
3900

- Dwight Capital's initial public letter on April 29, 2019 was preceded by several intermittent email inquiries which were consistently responded to with no interest in a sale. Unfortunately, an initial email scan did not identify this communication until an IT archive search was completed
- HomeStreet's senior executives recently spoke with representatives from Dwight Capital to discuss their interest. Subsequently the Company consulted with a third-party broker that specializes in transactions involving this type of business, and we found Dwight Capital's estimate of value was generally consistent with our estimate of value
- Consistent with its fiduciary duties, HomeStreet's Board carefully evaluated this interest and the case for selling this business and worked with advisors to assess a potential sale
- We have concluded that, at this time, it does not make sense to pursue a sale of the Fannie Mae DUS business. The Fannie Mae DUS Business and related servicing has and continues to be a profitable and important part of our commercial real estate lending business and has many opportunities for expansion
    - Our DUS business represents a meaningful and highly integrated component of our CRE business, and our returns on invested capital in this business substantially exceed our cost of capital and the marginal returns are a multiple of our cost of capital
    - Based upon the opinions of industry specialists who represent buyers and sellers of DUS business (and Dwight Capital) the gross maximum potential net gain to the Company of a sale would represent a very low single-digit multiple on the annual income from our business in recent years

The Board will continue to evaluate the best strategic path forward for our Company and our shareholders with regard to all our business lines

[HomeStreet]

False Narrative: Roaring Blue Lion's End Game

We believe Roaring Blue Lion is not focused on long-term value at HomeStreet

December 21, 2017 Roaring Blue Presentation to the HomeStreet Board of Directors


Numerous Opportunities To Realize Value For Shareholders
• Sell the entire company
• Restructure the Commercial Bank

April 2019 Roaring Blue Presentation


SELL THE BANK
• If Management and the Board cannot develop and execute a multi-year plan that would create a top decile performing bank, HomeStreet should be sold
• In 2018, HMST's commercial bank earned approximately $57 million despite having an efficiency ratio of 68%
• We believe HomeStreet is worth $36-$40 in a sale

The Reality: It seems clear that Roaring Blue Lion's end game has always been selling the Company

- We believe Roaring Blue Lion has made it abundantly clear that its ultimate goal is a **sale of the Company**
- After the sale of our home loan center-based mortgage origination business and related MSRs, HomeStreet is working to further the success of our Commercial and Consumer Banking Business and is pursuing a strategy to further improve efficiency and profitability – and increase value for ALL shareholders

Roaring Blue Lion's Nominees are Not the Right Fit

Charles W. Griege, Jr.

- ✗ The Board has previously and thoroughly considered the request of Mr. Griege to be appointed as a director when he first sought to be appointed to the Board in 2017
- ✗ Following an interview and an extensive review of his background, experience and qualifications, the HRCG Committee concluded in January 2018 that appointing Mr. Griege to the Board would not be in the best interests of all shareholders
- ✗ Mr. Griege's professional experience is that of an investment analyst or trader running a hedge fund focused on short-term gains, which the Board determined would not be additive to the HomeStreet Board. Further, he has never served on the board of public company nor has had any direct bank operational experience
- ✗ No subsequent developments in the past year have given the Board a reason to change its determination

Ronald K. Tanemura

- ✗ Mr. Tanemura's experience is based in the investing space and, in our view, would not be a meaningful enhancement to our already highly-qualified Board
- ✗ In the Company's view, Mr. Tanemura would not bring necessary bank management or operational experience to our Board
- ✗ HomeStreet has already added two new directors in the past two years and we believe it would be detrimental to the strategic progress underway to replace our Lead Independent Director or CEO and Chairman with Mr. Tanemura
- ✗ Mr. Tanemura is also on the Board of Directors of TPG Specialty Lending – a direct competitor to HomeStreet

We strongly believe that replacing directors in key leadership positions would hinder the Company's ability to continue delivering successful results.
Why disrupt the dynamic of a well-functioning Board at a critical moment?

Roaring Blue Lion is Seeking to Disrupt a Well-Functioning Board

- ✓ HomeStreet's Board has engaged extensively with its shareholders and has worked together to translate their feedback into positive and constructive action

- ✓ As a result of this engagement, the Board has taken a number of positive steps to enhance shareholder value through increased efficiency and profitability. Further, the Board has made numerous corporate governance enhancements that will ensure that the voices of our shareholders are heard loud and clear

- ✓ Donald R. Voss, as Lead Independent Director, and Mark K. Mason, as Chairman and CEO, bring to the Board critical perspectives from a corporate governance and strategic execution point of view

- ✗ We believe Roaring Blue Lion is seeking to disrupt this progress and remove two important members of the Board – the Lead Independent Director and the Chairman and CEO – who are critical parts of the Board's dynamic and decision-making

- ✗ In our view, their removal from the Board could derail the Company and significantly hinder its positive momentum

HomeStreet

Vote on the WHITE Proxy Card to Support HomeStreet's Future

- ✓ The Board is executing on key strategic and operational initiatives to increase profitability and drive shareholder value creation

- ✓ HomeStreet has a well-functioning Board that is clearly demonstrating its ability to seek shareholder input, make strategic decisions in a thoughtful manner and enact important corporate governance improvements

- ✓ The Company's highly-qualified nominees – Sandra A. Cavanaugh, Mark K. Mason and Donald R. Voss – are critical members of the Board and their removal would disrupt the positive and successful boardroom dynamic

- ✓ We ask for your support going forward as we continue to execute on our strategy to drive shareholder value creation at HomeStreet and vote FOR HomeStreet's nominees on the WHITE Card

Contact Information

Shareholders

If you have any questions, or need assistance voting your **WHITE** proxy card, please contact:

OKAPI PARTNERS

1212 Avenue of the Americas, 24th Floor
New York, NY 10036

Telephone for Banks, Brokers, and International Shareholders: +1 212-297-0720
Shareholders may call toll-free (from the U.S. and Canada): 877-796-5274
Email: info@okapipartners.com

Media

Sloane & Company
Dan Zacchei / Joe Germani, 212-486-9500
Dzacchei@sloanepr.com / JGermani@sloanepr.com

Appendix

Non-GAAP Financial Measures

The non-GAAP financial measures contained in this presentation are defined as follows:

- **Classified Assets/Total Assets** is the ratio of classified assets (defined as (1) loans graded substandard, doubtful or loss and (2) other real estate owned, which is real estate typically acquired through foreclosure or default that is a non-earning asset of HomeStreet Bank) over total assets.
- **Commercial and Consumer ROTE** is determined using core returns with respect to the Commercial and Consumer Banking Segment but is otherwise calculated in the same manner as Core ROTE.
- **Core Deposits** are retail checking, savings and money market account deposits excluding CDs, servicing deposits, brokered deposits and other wholesale deposits.
- **Core ROTE** means ROTE adjusted to exclude nonrecurring revenue and expense items such as the impact of tax reform, revenue and expenses related to merger and acquisitions and the expenses of the expansion in new markets.
- **Mortgage Lending ROTE** is determined using core returns with respect to the Mortgage Banking Segment but is otherwise calculated in the same manner as Core ROTE.
- **ROTE** means return on tangible equity. Tangible equity is determined by removing goodwill and identifiable intangible assets (other than loan servicing rights) from shareholders' equity.

This presentation refers to long-term targeted ROTE of >12% on a consolidated basis. Because this is a forward-looking target and not based on historical performance, it is not possible to provide a reconciliation to return on equity without undertaking unreasonable efforts. Long-term targeted ROTE differs from return on equity in that it excludes nonrecurring revenue and expense items such as the impact of tax reform, revenue and expenses related to merger and acquisitions and the expenses of the expansion in new markets from the numerator and intangible assets from the denominator. A GAAP reconciliation would require estimates of such excluded items, and it is not possible to estimate such excluded items at this time.

Non-GAAP Financial Measures
Segment Core Earnings Contribution

(dollars in thousands, except share data)	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2018
	For the twelve months ended						
Commercial and Consumer Banking Segment:							
Net income (loss)	(12,703)	5,973	14,748	18,017	30,800	42,061	56,765
Impact of income tax reform-related expense	-	-	-	-	-	4,160	(3,881)
Impact of acquisition-related items (net of tax)	-	2,957	1,986	3,018	4,638	391	22
Impact of restructuring-related items (net of tax)	-	-	-	-	-	-	17
Core Net income (loss), excluding income tax reform-related expense and acquisition-related items (net of tax)	(12,703)	8,930	16,734	21,035	35,438	46,612	52,923
ROATE	(7.74)%	3.11%	6.86%	6.09%	7.08%	8.27%	10.57%
Impact of income tax reform-related expense	0.00%	0.00%	0.00%	0.00%	0.00%	0.82%	(0.72)%
Impact of acquisition-related items (net of tax)	0.00%	1.54%	1.35%	0.98%	1.06%	0.10%	0.01%
Impact of restructuring-related items (net of tax)	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Core ROATE, excluding income tax reform-related expense and acquisition-related items (net of tax)	(7.74)%	4.65%	8.21%	7.07%	8.14%	9.19%	9.86%
ROAA	(0.67)%	0.27%	0.57%	0.51%	0.64%	0.74%	0.90%
Impact of income tax reform-related expense	0.00%	0.00%	0.00%	0.00%	0.00%	0.07%	(0.06)%
Impact of acquisition-related items (net of tax)	0.00%	0.15%	0.08%	0.08%	0.10%	0.01%	0.00%
Impact of restructuring-related items (net of tax)	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Core ROAA, excluding income tax reform-related expense and acquisition-related items (net of tax)	(0.67)%	0.42%	0.65%	0.59%	0.74%	0.82%	0.84%
Efficiency ratio	107.65%	89.06%	79.29%	82.07%	72.95%	68.68%	67.89%
Impact of acquisition-related items	0.00%	(6.12)%	(3.03)%	(7.22)%	(3.76)%	(0.27)%	(0.01)%
Impact of restructuring-related items	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	(0.01)%
Core Efficiency ratio, excluding income tax reform-related expense and acquisition-related items	107.65%	82.94%	76.26%	74.85%	69.19%	68.41%	67.87%
Mortgage Banking Segment:							
Net income (loss)	94,829	17,836	7,511	23,302	27,351	26,885	(16,738)
Impact of income tax reform-related expense	-	-	-	-	-	(27,486)	(1,003)
Impact of restructuring-related items (net of tax)	-	-	-	-	-	2,418	4,935
Core Net income (loss), excluding income tax reform-related expense and acquisition-related items (net of tax)	94,829	17,836	7,511	23,302	27,351	1,817	(12,806)
ROATE	200.77%	32.79%	10.54%	18.68%	26.78%	19.45%	(10.57)%
Impact of income tax reform-related expense	0.00%	0.00%	0.00%	0.00%	0.00%	(19.89)%	(0.63)%
Impact of restructuring-related items (net of tax)	0.00%	0.00%	0.00%	0.00%	0.00%	1.75%	3.11%
Core ROATE, excluding income tax reform-related expense and acquisition-related items (net of tax)	200.77%	32.79%	10.54%	18.68%	26.78%	1.31%	(8.09)%
ROAA	18.83%	2.97%	1.19%	2.35%	2.79%	2.91%	(2.33)%
Impact of income tax reform-related expense	0.00%	0.00%	0.00%	0.00%	0.00%	(2.97)%	(0.14)%
Impact of restructuring-related items (net of tax)	0.00%	0.00%	0.00%	0.00%	0.00%	0.26%	0.69%
Core ROAA, excluding income tax reform-related expense and acquisition-related items (net of tax)	18.83%	2.97%	1.19%	2.35%	2.79%	0.20%	(1.78)%
Efficiency ratio	50.06%	85.56%	93.75%	87.07%	87.54%	100.34%	111.21%
Impact of restructuring-related items	0.00%	0.00%	0.00%	0.00%	0.00%	(1.28)%	(2.94)%
Core Efficiency ratio, excluding income tax reform-related expense and acquisition-related items	50.06%	85.56%	93.75%	87.07%	87.54%	99.06%	108.27%

Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2017	Dec. 31, 2018
For the twelve months ended						
82,126	23,609	22,259	41,319	58,151	68,946	40,027
-	-	-	-	-	(23,326)	(4,684)
-	-	-	-	-	2,418	4,953
-	2,957	1,986	3,018	4,638	391	22
82,126	26,766	24,245	44,337	62,789	48,429	40,118
38.86%	9.67%	8.09%	9.78%	10.82%	10.68%	5.62%
0.00%	0.00%	0.00%	0.00%	0.00%	(3.61)%	(0.69)%
0.00%	1.20%	0.72%	0.72%	0.86%	0.37%	0.70%
0.00%	0.00%	0.00%	0.00%	0.00%	0.06%	0.00%
38.86%	10.87%	8.81%	10.50%	11.68%	7.50%	5.63%
3.42%	0.88%	0.69%	0.91%	1.01%	1.05%	0.57%
0.00%	0.00%	0.00%	0.00%	0.00%	(0.35)%	(0.07)%
0.00%	0.00%	0.00%	0.00%	0.00%	0.04%	0.07%
0.00%	0.10%	0.07%	0.06%	0.08%	(0.01)%	0.00%
3.42%	0.98%	0.76%	0.97%	1.09%	0.73%	0.57%
61.45%	86.54%	88.63%	85.33%	82.40%	86.79%	88.88%
0.00%	0.00%	0.00%	0.00%	0.00%	(0.73)%	(1.43)%
0.00%	(1.72)%	(1.07)%	(2.36)%	(1.32)%	(0.13)%	(0.00)%
61.45%	84.82%	87.56%	82.97%	81.08%	85.93%	87.45%